SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DTE ENERGY COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization) 2000 2nd Avenue Detroit, Michigan (Address of Principal Executive Offices)	38-3217752 (I.R.S. Employer Identification No.) 48226-1279 (Zip Code)
DTE ENERGY COMPANY 2006 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Sandra Kay Ennis
Corporate Secretary
2000 2nd Avenue
Detroit, Michigan
(313) 235-4000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

copies to:
Teresa M. Sebastian
DTE Energy Company
2000 2nd Avenue
Detroit, Michigan 48226
(313) 235-8000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
Registered	Registered(1)(3)	Share(2)	Price(2)	Registration Fee
Common Stock, without par value	9,000,000	$40.22	$361,935,000	$38,727.05

(1)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate amount of additional securities to adjust the number of securities reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar transaction affecting the Common Stock.

(2)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on April 26, 2006.

(3)	One Right to purchase 1/100 of Series A Junior Participating Preferred Stock automatically trades with each share of the Common Stock pursuant to the Rights Agreement, dated as of September 23, 1997, between DTE and The Detroit Edison Company, as Rights Agent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by Rule 428 under the Securities Act of 1933, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:
(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(ii)	the description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-B, dated January 2, 1996;

(iii)	the description of the Registrant’s Preferred Stock Purchase Rights which automatically trade at this time with the Common Stock, contained in the Registrant’s Registration Statement on Form 8-A, dated September 23, 1997; and

(iv)	the Registrant’s Current Report on Form 8-K dated January 5, 2006.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
(a) Indemnification. The DTE Energy Company Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the “MBCA”) or any other applicable law, no director of DTE Energy Company (“DTE Energy”) shall be personally liable to DTE Energy or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of DTE Energy.
DTE Energy’s articles of incorporation further state that each person who is or was or had agreed to become a director or officer of DTE Energy, or each such person who is or was serving or who had agreed to serve at the request of DTE Energy’s board of directors as an employee or agent of DTE or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by DTE Energy to the fullest extent permitted by the MBCA or by any other applicable law.
DTE Energy’s articles of incorporation further state that DTE Energy may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided in the articles of incorporation.
Section 209(c) of the MBCA permits a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the MBCA, dealing with unlawful distributions; or (4) for an intentional criminal act.
Sections 561 and 562 of the MBCA permit a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or in defense of a claim, issue or matter in the action, suit, or proceeding shall be indemnified against actual and reasonable expenses, including attorney’s fees, incurred by him or her in connection with the action, suit or proceeding, or proceeding brought to enforce this mandatory indemnification.

(b) Insurance. DTE Energy (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under seven insurance policies providing aggregate coverage in the amount of $165 million.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 (incorporated herein by reference to Exhibit 3-5 to DTE Energy’s Form 10-Q for the quarter ended September 30, 1997), as amended by Certificate of Designation of Series A Junior Participating Preferred Stock of DTE Energy Company (incorporated herein by reference to Exhibit 3-6 to DTE Energy’s Form 10-Q for the quarter ended September 30, 1997).

4.2	Bylaws of DTE Energy Company, as amended through February 24, 2005 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K dated February 24, 2005).

4.3	DTE Energy Company 2006 Long-Term Incentive Plan (incorporated herein by reference to Annex A to DTE Energy’s Definitive Proxy Statement dated March 24, 2006).

4.4	Rights Agreement, dated as of September 23, 1997, between DTE Energy Company and The Detroit Edison Company, as Rights Agent, including the Form of Rights Certificate attached as Exhibit B thereto (incorporated herein by reference to Exhibit 4.1 to DTE Energy’s Form 8-K dated September 23, 1997).

5.1	Opinion of T. A. Hughes, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of T. A. Hughes, Esq. (contained in Exhibit 5.1)

Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(B)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 28th day of April, 2006.

DTE ENERGY COMPANY
/s/ Anthony F. Earley, Jr.

Anthony F. Earley, Jr.
Chairman of the Board and
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony F. Earley, Jr.	Chairman, Chief Executive	April 28, 2006

Anthony F. Earley, Jr.	Officer, and Director

/s/ David E. Meador	Executive Vice President and	April 28, 2006

David E. Meador	Chief Financial Officer

/s/ Peter B. Oleksiak	Controller	April 28, 2006

Peter B. Oleksiak

Signature	Title	Date

/s/ Lillian Bauder	Director	April 28, 2006

Lillian Bauder

/s/ Allan D. Glimour	Director	April 28, 2006

Allan D. Gilmour

/s/ Alfred R. Glancy III	Director	April 28, 2006

Alfred R. Glancy III

/s/ Frank M. Hennessey	Director	April 28, 2006

Frank M. Hennessey

/s/ Joe W. Laymon	Director	April 28, 2006

Joe W. Laymon

/s/ John E. Lobbia	Director	April 28, 2006

John E. Lobbia

/s/ Gail J. McGovern	Director	April 28, 2006

Gail J. McGovern

/s/ Eugene A. Miller	Director	April 28, 2006

Eugene A. Miller

/s/ Charles W. Pryor, Jr.	Director	April 28, 2006

Charles W. Pryor, Jr.

/s/ Josue Robles, Jr.	Director	April 28, 2006

Josue Robles, Jr.

/s/ Howard F. Sims	Director	April 28, 2006

Howard F. Sims

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 (incorporated herein by reference to Exhibit 3-5 to DTE Energy’s Form 10-Q for the quarter ended September 30, 1997), as amended by Certificate of Designation of Series A Junior Participating Preferred Stock of DTE Energy Company (incorporated herein by reference to Exhibit 3-6 to DTE Energy’s Form 10-Q for the quarter ended September 30, 1997).

4.2	Bylaws of DTE Energy Company, as amended through February 24, 2005 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K dated February 24, 2005).

4.3	DTE Energy Company 2006 Long-Term Incentive Plan (incorporated herein by reference to Annex A to DTE Energy’s Definitive Proxy Statement dated March 24, 2006).

4.4	Rights Agreement, dated as of September 23, 1997, between DTE Energy Company and The Detroit Edison Company, as Rights Agent, including the Form of Rights Certificate attached as Exhibit B thereto (incorporated herein by reference to Exhibit 4.1 to DTE Energy’s Form 8-K dated September 23, 1997).

5.1	Opinion of T. A. Hughes, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of T. A. Hughes, Esq. (contained in Exhibit 5.1)